42 Telecom Ltd.

Unaudited Condensed Consolidated Financial Statements

As of June 30, 2025 and for the six months period ended June 30, 2025 and 2024

42 Telecom Ltd.

Index

Index to Unaudited Condensed Consolidated Financial Statements

Page(s)
Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of June 30, 2025 (unaudited) and December 31, 2024	F-1
Condensed Consolidated Statements of Operations and Comprehensive Income for the Six Months Ended June 30, 2025 (unaudited) and June 30, 2024(unaudited)	F-2
Condensed Consolidated Statements of Stockholder’s Equity for the Six Months Ended June 30, 2025 (unaudited) and June 30, 2024 (unaudited)	F-3
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2025 (unaudited) and June 30, 2024 (unaudited)	F-4
Notes to the Condensed Consolidated Financial Statements (unaudited)	F-5 to F-16

42 Telecom Ltd.

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2025	2024
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$431,166	$292,736
Restricted cash	21,089	18,748
Accounts receivable, net	1,057,382	1,374,352
Accounts receivable, related party	355,631	983,286
Contract assets	754,739	636,959
Prepaid expenses and other current assets	368,098	402,695
Total current assets	2,988,105	3,708,776
Property, plant and equipment, net	117,268	117,646
Intangible assets, net	877,334	787,719
Capital work-in-progress	210,740	187,351
Right of use asset	198,608	203,751
Total assets	$4,392,055	$5,005,243

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,318,212	$1,997,174
Accounts payable, related party	311,188	588,255
Accrued expenses and other current liabilities	699,944	645,755
Contract liabilities	228,181	192,187
Operating lease liability, current portion	63,624	55,390
Total current liabilities	2,621,149	3,478,761
Loan payable	936	806
Operating lease liability, net of current portion	134,984	148,361
Deferred tax liability	72,440	72,440
Total liabilities	2,829,509	3,700,368

Commitments and contingencies (Note 12)

Stockholders' equity:
Common stock, 1,300 shares authorized, 1,300 issued and outstanding as of both June 30, 2025 and December 31, 2024	1,430	1,430
Retained earnings	1,291,599	1,407,862
Accumulated other comprehensive income (loss)	269,517	(104,417)
Total stockholders' equity	1,562,546	1,304,875
Total liabilities and stockholders' equity	$4,392,055	$5,005,243

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

42 Telecom Ltd.

Condensed Consolidated Statements of Operations and

Comprehensive Income

(Unaudited)

	Six Months Ended June 30,
	2025	2024

Revenue	$6,328,621	$9,652,549
Revenue, related party	123,274	8,792,863
Total revenues	6,451,895	18,445,412
Cost of revenue	4,990,858	16,541,810
Gross profit	1,461,037	1,903,602

Operating expenses:
Selling, general and administrative	568,341	429,185
Wages and benefits	961,655	806,656
Total operating expenses	1,529,996	1,235,841
Income (loss) from operations	(68,959)	667,761

Other income (expense):
Interest expense, net	(1,177)	-
Interest income	89	14
Other expense	(36,287)	(1,852)
Total other (expense)	(37,375)	(1,838)
Income (loss) before income taxes	(106,334)	665,923
Income taxes	(9,929)	(9,776)
Net income	$(116,263)	$656,147

Other comprehensive income (loss):
Foreign currency translation income (loss)	373,934	(378,958)
Total comprehensive income	$257,671	$277,189

Basic and diluted net income (loss) per share	$(89)	$505
Weighted average shares outstanding - basic and diluted	1,300	1,300

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

42 Telecom Ltd.

Condensed Consolidated Statements of Stockholders’ Equity

(Unaudited)

				Accumulated Other	Total
	Common Stock		Accumulated	Comprehensive	Stockholders'
	Shares	Amount	Income	Loss	Equity
Balances at December 31, 2023	1,300	$ 1,430	$ 883,432	$ (20,524)	$ 864,338
Net income (loss)	-	-	656,147	(378,958)	277,189
Balances at June 30, 2024	1,300	$ 1,430	$ 1,539,579	$ (399,482)	$ 1,141,527

Balances at December 31, 2024	1,300	$ 1,430	$ 1,407,862	$ (104,417)	$ 1,304,875
Net income (loss)	-	-	(116,263)	373,934	257,671
Balances at June 30, 2025	1,300	$ 1,430	$ 1,291,599	$ 269,517	$ 1,562,546

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

42 Telecom Ltd.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$(116,263)	$656,147
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	26,871	29,443
Amortization of capitalized software	200,553	161,424
Deferred tax adjustment	-	214,196
Changes in operating assets and liabilities:
Accounts receivable	316,970	(5,729,227)
Accounts receivable, related party	627,654	476,468
Contract assets	(117,780)	47,105
Prepaid expenses and other current assets	34,597	10,249
Accounts payable	(678,961)	4,768,720
Accounts payable, related party	(277,067)	(38,014)
Accrued expenses and other current liabilities	54,189	(505,564)
Deferred revenue	35,994	3,464
Net cash provided by operating activities	106,757	94,411
Cash flows from investing activities:
Software development capitalization	(313,557)	(160,961)
Purchase of property, plant and equipment	(26,493)	(18,589)
Net cash used in investing activities	(340,050)	(179,550)
Effect of exchange rate changes on cash and cash equivalents	374,064	(379,001)
Net change in cash and cash equivalents	140,771	(464,140)
Cash and cash equivalents and restricted cash at beginning of period	311,484	555,253
Cash and cash equivalents and restricted cash at end of period	$452,255	$91,113

Reconciliation of cash and restricted cash:
Cash at beginning of period	$292,736	$525,455
Restricted cash at beginning of period	18,748	29,798
Cash and restricted cash at beginning of period	$311,484	$555,253

Cash at end of period	$431,166	$71,832
Restricted cash at end of period	21,089	19,281
Cash and restricted cash at end of period	$452,255	$91,113

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Changes in loan due to foreign currency translation	$130	$43

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

42 Telecom Ltd.

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

Note 1. Organization and Nature of Operations

42 Telecom Limited (“42 Telecom”, “MT Ltd.” or the “Company”) was incorporated in Malta as a private limited liability company under the Companies Act (Cap. 386) with registration number C 50141. The registered office of the Company is located at Level 1, 303 Business Centre, Territorials Street, Mriehel, B’Kara, BKR 3000, Malta.

The unaudited condensed consolidated financial statements include the accounts of 42 Telecom Limited and its wholly owned subsidiaries (collectively, the “Group”):

•42 Telecom AB Ltd (Sweden) – acquired 100% ownership from Trillian Group Limited effective June 30, 2023

•42 Telecom UK Ltd (United Kingdom)

•Arcus Technologies Ltd (Europe)

Acquisition of 42 Telecom AB

On June 30, 2023, 42 Telecom Limited acquired 100% of the issued share capital of 42 Telecom AB from Trillian Group Limited, its former parent company, pursuant to a Share Transfer Agreement. The transfer was executed at the nominal value of SEK 100,000, fully paid. As part of the agreement, Trillian Group Limited forfeited all rights, claims, receivables, and entitlements to realized or unrealized profits of 42 Telecom AB, with such rights vesting fully in 42 Telecom Limited.

Because both 42 Telecom Limited and 42 Telecom AB were ultimately controlled by Trillian Group Limited before and after the transfer, the transaction was accounted for as a common control transaction in accordance with Accounting Standards Codification (“ASC”) 805-50, Business Combinations – Related Issues. Accordingly, the assets and liabilities of 42 Telecom AB were transferred at their historical carrying amounts, and no goodwill was recognized. The unaudited condensed consolidated financial statements include the financial position and results of operations of 42 Telecom AB as if the combination had occurred at the beginning of the earliest period presented, rather than from the legal transfer date.

Nature of Operations

The Group provides international telecommunications and messaging solutions. Its activities include SMS aggregation, enterprise messaging, OTT messaging (including Viber traffic), access to proprietary SS7 and messaging platforms, and subscription-based communication solutions. Through Arcus Technologies Ltd, the Group also offers platform-as-a-service solutions tailored for the tourism sector.

The Group serves a global customer base consisting primarily of mobile network operators, enterprises, and related-party affiliates.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). The unaudited condensed consolidated financial statements are presented in U.S. dollars (“USD”), which is the Group’s reporting currency.

Unaudited Interim Financial Information

The unaudited interim condensed consolidated financial statements and related notes have been prepared in accordance with U.S. GAAP for interim financial information, within the rules and regulations of the SEC. Certain information and disclosures normally included in the annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. The unaudited interim financial statements have been prepared on a basis consistent with the audited financial statements and in the opinion of management, reflect all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the results for the interim periods presented and of the financial condition as of the date of the interim balance sheet. The financial data and the other information disclosed in these notes to the interim financial statements related to the six-month periods are unaudited. Unaudited interim results are not necessarily indicative of the results for the full fiscal year.

Principles of Consolidation

The consolidated financial statements include the accounts of 42 Telecom Limited (“the Company” or “Parent”) and its wholly owned subsidiaries (together, the “Group”). All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures. Actual results could differ materially from those estimates. Areas requiring significant estimates and assumptions by the Company include, but are not limited to:

•discount rate considered for right of use (“ROU”) and lease liability

•allowances for income taxes and related valuation allowances and tax uncertainties,

•recoverability of long-lived assets and their related estimated lives (including internally developed software),

•accrual of estimated liabilities,

•impairment assessments, and

•provision for doubtful debts

Risks and Uncertainties

The Company faces certain risks and uncertainties that could have a material impact on its operations, financial position, and cash flows. These include, but are not limited to:

•Foreign exchange risk arising from transactions and balances in currencies other than the functional currency;

•Economic and financial risks such as changes in inflation rates, interest rates, or other macroeconomic conditions;

•Geopolitical risks including armed conflicts, trade restrictions, and political instability;

•Environmental risks including potential effects of climate change and related regulations on operations and costs; and

•Other uncertainties that may affect markets, supply chains, or operational continuity.

Management monitors these factors on an ongoing basis and may take measures to mitigate potential impacts; however, the effects of these factors cannot be predicted with certainty.

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income (loss) as well as other changes in shareholders’ equity that result from transactions and economic events other than those with shareholders. In addition to net income (loss), comprehensive income (loss) includes other comprehensive income (loss) items that are excluded from net income under U.S. GAAP.

For the Group, the only component of other comprehensive income (loss) relates to foreign currency translation adjustments arising from the consolidation of subsidiaries whose functional currencies (EUR, SEK, GBP) differ from the reporting currency (USD). These translation adjustments are recorded in other comprehensive income (loss) and accumulated in equity under Accumulated Other Comprehensive Income (AOCI).

Foreign Currency Transaction

Each entity within the Group determines its functional currency based on the primary economic environment in which it operates. The functional currencies of the Group’s entities are as follows:

•42 Telecom Limited (Parent): Euro (EUR)

•42 Telecom AB Ltd (Sweden): Swedish Krona (SEK)

•42 Telecom UK Ltd: British Pound (GBP)

•Arcus Technologies Ltd: Euro (EUR)

The unaudited condensed consolidated financial statements are presented in U.S. dollars (USD), which is the Group’s reporting currency.

For consolidation purposes, the assets and liabilities of entities with functional currencies other than USD are translated into USD at the exchange rates in effect at the balance sheet date. Revenues and expenses are translated at average exchange rates prevailing during the reporting period. Equity accounts, other than retained earnings, are translated at historical rates. The resulting translation adjustments are reported in Other Comprehensive Income (Loss) and accumulated in equity within Accumulated Other Comprehensive Income (AOCI).

Transactions denominated in currencies other than the functional currency are remeasured into the functional currency at the exchange rate on the transaction date. Monetary assets and liabilities denominated in foreign currencies are remeasured at period-end exchange rates, and non-monetary assets and liabilities are carried at historical exchange rates. Resulting foreign exchange gains and losses are recognized in Other income (expense), net in the condensed consolidated statements of operations.

The relevant translation rate are as follows:

For the six months ended June 30, 2025, closing rate 1.17 US$: EURO, 0.10 US$: SEK, 1.37 US$: GBP

For the six months ended June 30, 2025, average rate 1.10 US$: EURO, 0.09 US$: SEK, 1.31 US$; GBP

For the six months ended June 30, 2024, closing rate 1.07 US$: EURO, 0.09 US$: SEK, 1.26 US$: GBP

For the six months ended June 30, 2024, average rate 1.08 US$: EURO, 0.09 US$: SEK, 1.26 US$; GBP

For the six months ended June 30, 2025 and 2024, the Group recorded foreign currency translation adjustments income/(loss) of $196,374 and ($378,958), respectively, which are included in other comprehensive loss.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, certificates of deposits and money market funds that are readily convertible into cash, all with original maturity dates of three months or less.  The Company has restricted cash as a result of its corporate card program through its bank, which requires a collateral balance. As of June 30, 2025 and December 31, 2024, the Company had restricted cash balances of $21,089 and $18,748 respectively, included as a component of total cash and restricted cash as presented on the accompanying condensed consolidated statements of cash flows.

Concentration of Credit Risks

The Company is subject to concentrations of credit risk primarily from cash and cash equivalents and accounts receivable.

All of the Company’s bank accounts are held at foreign institutions and are not insured by the Federal Deposit Insurance Corporation.

Concentrations

During the six months ended June 30, 2024, a related party customer accounted for 48% of the Company’s revenues, and another customer accounted for 20% of the Company’s revenues.  As of June 30, 2025, one related party customer accounted for 25% of total accounts receivable, and another customer accounted for 13%. The Company may be negatively affected by the loss of one of these customers.

Accounts Receivable

The Company’s account receivables are due from sales billed to customers. Collateral is currently not required. The Company also maintains allowances for doubtful accounts for estimated losses resulting from the inability of the Company’s customers to make payments. The Company periodically reviews these estimated allowances, including an analysis of the customers’ payment history and creditworthiness, the age of the trade receivable balances and current economic conditions that may affect a customer’s ability to make payments as well as historical collection trends for its customers as a whole. Based on this review, the Company specifically reserves for those accounts deemed uncollectible or likely to become uncollectible. When receivables are determined to be uncollectible, principal amounts of such receivables outstanding are deducted from the allowance. The allowance for doubtful accounts as of June 30, 2025 and December 31, 2024 amounted to $97,980 and $100,552, respectively.

Factoring Arrangements

During the period, the Company entered into a non-recourse factoring and invoice discounting facility with Fasanara Capital (the “Fasanara Facility”) applicable to both 42 Telecom Ltd and 42 Telecom AB. Under the terms of the Master Agreements, certain invoices issued to pre-approved customers may be sold to Fasanara. Upon submission of an eligible invoice, Fasanara advances approximately 90% of the invoice value to the Company, with the remaining balance (net of interest and fees) remitted upon customer payment.

Customers are instructed to remit payments directly into a designated Goldman Sachs account controlled by Fasanara. As the arrangement is without recourse, the Company has no continuing obligation in respect of the transferred receivables, and these receivables are derecognized from the balance sheet in accordance with ASC 860, Transfers and Servicing.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. A hierarchy has been established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability based on the best information available in the circumstances. The financial and nonfinancial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The hierarchy is presented down into three levels based on the reliability of the inputs.

Level 1Quoted prices are available in active markets for identical assets or liabilities.

Level 2Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the short- term nature of these instruments.

The Company’s operating lease liability and right-of-use asset are recorded based on the present value of future lease payments in accordance with ASC 842.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets primarily consists of prepaid expenses for cost of revenue vendors, prepaid taxes and deposits.

Property, Plant and Equipment, Net

Property, plant and equipment, net (“PP&E”) is stated at cost less accumulated depreciation and amortization and any accumulated impairment losses. Depreciation and amortization are computed using the straight-line method over the assets’ estimated useful lives. The estimated useful lives of PP&E are as follows:

Office Equipment and tools – 3-5 years

Computers – 3-5 years

Furniture and Fittings – 8-10 years

Leasehold improvements – Shorter of the estimate useful life or remaining lease term

Capitalized costs associated with capital work-in-progress are not depreciated until the related assets are placed into service, at which time the capitalized balance will be transferred to the appropriate account of PP&E. Capital work-in-progress is stated at the lower of cost or fair value, which includes the cost of construction and other direct costs attributable to the construction. The costs are capitalized as incurred or as payments are made pursuant to relevant construction contracts.

Major renewals and improvements are capitalized. Replacements, maintenance, and repairs, which do not significantly improve or extend the useful life of the assets, are expensed when incurred.

Upon the sale or retirement of assets, costs and the related accumulated depreciation and amortization are removed from the accounts and any gain or loss is included in the results of operations.

The Company has not identified any such impairment losses for the six months ended June 30, 2025 and 2024.

Intangible Assets – Capitalized Software Development

The Group capitalizes certain costs incurred in connection with the development of internal-use software in accordance with ASC 350-40, Internal-Use Software. Capitalized costs include direct payroll and related employee benefits for personnel engaged in software development, third-party contractor fees, and other expenditures directly attributable to the development of the software. Costs incurred during the preliminary project stage, as well as costs related to training, maintenance, data conversion, and general overhead, are expensed as incurred.

Once the software is ready for its intended use, capitalized costs are transferred from capital work-in-progress to capitalized software and are amortized on a straight-line basis over the estimated useful life of four years, which management believes reflects the period over which the software is expected to provide economic benefit. Amortization of software used directly in the delivery of services is recorded in Cost of Revenue,

Management evaluates capitalized software for indicators of impairment in accordance with ASC 360 and determined that no indicators of impairment were present during the six months ended June 30, 2025 and 2024.

Capital work-in-progress represents costs for software projects that have not yet been placed into service. Upon completion, such amounts are reclassified to capitalized software and amortization begins.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets, including property and equipment and intangible assets, or asset groups for indicators of possible impairment by determining whether there were any triggering events that could impact on the Company’s assets. If events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable the Company performs a comparison of the carrying amount to future net undiscounted cash flows expected to be generated by such asset or asset group. Should an impairment exist, the impairment loss is measured based on the excess carrying value of the asset over the asset’s fair value generally determined by estimates of future discounted cash flows.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers, using the five-step model: (i) identify the contract with a customer, (ii) identify performance obligations, (iii) determine the transaction price, (iv) allocate the transaction price to performance obligations, and (v) recognize revenue when or as performance obligations are satisfied.

The Company generates revenue from following streams:

•Messaging Services – includes SMS aggregation, enterprise messaging, and instant messaging (Viber). Revenue from these services is recognized at a point in time when each message or lookup is successfully processed and transmitted.

•Platform Services – includes SS7 platform access, managed services provided to related parties, and the Arcus tourism platform-as-a-service. Revenue from these services is recognized over time, as customers receive and consume the benefits of continuous access or managed service delivery.

The Company generally acts as principal in its arrangements, as it controls the services before transfer, bears responsibility for performance, and has discretion in pricing. Customer contracts are typically short-term in nature, invoiced monthly based on actual usage or subscription terms, with no significant financing components.

The following table presents the disaggregated revenue for the six months ended June 30, 2025 and 2024:

	Six Months Ended June 30,
	2025	2024
Messaging Services, at a point in time	$6,306,417	$18,333,373
Platform Leasing, over time	43,398	60,144
Tourist Platform-as-a-Service, over time	102,080	51,895
	$6,451,895	$18,445,412

Contract Assets

Contract assets represent amounts recognized as revenue for performance obligations satisfied under customer contracts where the Company’s right to payment is not yet unconditional. These balances are similar to accrued income, arising when services have been provided or milestones achieved, but invoices have not yet been issued. Contract assets are transferred to trade receivables once the right to payment becomes unconditional. Contract assets totaled $754,739 and $636,959 as of June 30, 2025 and December 31, 2024, respectively.

Contract Liabilities

Contract liabilities, historically referred to as deferred revenue, represent amounts billed or collected from customers in advance of satisfying performance obligations under customer contracts. These balances are presented within current liabilities in the condensed consolidated balance sheets, based on the expected timing of revenue recognition. Contract liabilities are recognized as revenue when the related performance obligations are fulfilled.

As of June 30, 2025 and December 31, 2024, contract liabilities were $228,181 and $192,187, respectively, all consisting of deferred revenue.

Cost of Revenue

Cost of revenue consists of direct expenses incurred in providing telecommunication and platform services and is recognized in the period in which the related revenues are earned. Cost of revenue includes accruals for third-party service providers, purchases of services from both local and non-EU vendors, and charges for telecommunication services inside and outside the EU, including data, voice, and connectivity costs. It also includes wholesale carrier and traffic fees, consultancy and technical service costs directly tied to service delivery, commissions and referral fees related to customer acquisition or usage. Additionally, platform or PaaS licensing fees and other directly attributable costs necessary to fulfill service obligations, such as internally generated software amortization used in service infrastructure, are included. These costs are recorded when incurred and matched to the related revenue in accordance with U.S. GAAP expense recognition principles.

Selling, General and Administrative Expense

Selling, general and administrative expenses represent the routine costs of operating the Group. They primarily consist of rent and facilities, marketing and travel, professional and administrative services, depreciation, insurance and compliance costs, finance and bank charges, and other operating expenses.

Wages and Benefits Expense

Wages and benefit expenses include gross wages and salaries, bonuses, performance-related pay, casual wages, training expenses, staff welfare and wellness costs, employer social insurance contributions, pensions, insurance costs, education, maternity contributions and other staff-related costs. These are recorded in accordance with the Company’s payroll policies and applicable labor, pension and social security regulations in each jurisdiction.

Employee Benefits

Pursuant to Malta regulations, contributions to pension schemes are voluntary. The Company provides pension contributions to management team members. During the six months ended June 30, 2025 and 2024, pension plan contributions totaled $6,639 and $4,567, respectively.

Leases

The Company accounts for its leases under ASC 842, Leases. Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases, and are recorded on the condensed consolidated balance sheet as both a right-of-use asset and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right of use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right of use asset result in straight-line rent expense over the lease term. For finance leases, interest on the lease liability and the amortization of the right of use asset results in front-loaded expense over the lease term. Variable lease expenses are recorded when incurred.

In calculating the right of use asset and lease liability, the Company has elected not to combine lease and non-lease components. The Company excludes short-term leases having initial terms of 12 months or less from the new guidance as an accounting policy election, and recognizes rent expense on a straight-line basis over the lease term.

Earnings Per Share (EPS)

Basic earnings per share (“EPS”) is computed by dividing net income (loss) attributable to common shareholders by the weighted-average number of common shares outstanding during the period. The Company had no potentially dilutive securities outstanding as of June 30, 2025 and December 31, 2024. Accordingly, basic and diluted EPS are the same for both periods. Earnings per share is calculated based on net income (loss) attributable to common shareholders and does not include other comprehensive income (loss).

Income Tax

The Company accounts for income taxes in accordance with the asset and liability method under ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, as well as for net operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance when, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The need for a valuation allowance is evaluated periodically, taking into account cumulative results of operations, forecasts of future taxable income, the expiration periods of carryforwards, and feasible tax-planning strategies.

The Company evaluates uncertain tax positions in accordance with ASC 740 using a two-step approach. First, a tax position is evaluated to determine whether it is more likely than not to be sustained upon examination by taxing authorities. If that threshold is met, the Company measures the benefit as the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement. Liabilities for unrecognized tax benefits, including related interest and penalties, are recorded as a component of income tax expense in the condensed consolidated statements of operations.

Management exercises significant judgment in determining the provision for income taxes, the recognition of deferred tax assets and liabilities, and the need for any related valuation allowances. These judgments are based on interpretations of tax laws, expectations of future taxable income, and advice from tax and legal advisers. Changes in these estimates or in the Company’s assessment of uncertain tax positions may result in material adjustments to the provision for income taxes in future periods.

Recent Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The amendments in this update are intended to enhance the transparency and decision usefulness of income tax disclosures by requiring, a more detailed reconciliation between the effective tax rate and the statutory federal income tax rate, with both percentage and dollar amounts presented. Disaggregated categories in the reconciliation, including (i) state and local income taxes (net of federal benefit), (ii) foreign tax effects, (iii) effects of changes in tax laws or rates, (iv) valuation allowance changes, (v) tax credits, (vi) nontaxable or nondeductible items, and (vii) changes in unrecognized tax benefits. Enhanced disclosure of income taxes paid, disaggregated by federal, state, and foreign jurisdictions. The amendments are effective for annual periods beginning after December 15, 2024, with early adoption permitted. The amendments should be applied on a prospective basis, although retrospective application is also permitted. The Company is currently evaluating the impact of ASU 2023-09 on its consolidated financial statements and related disclosures. Because the Company operates subsidiaries in multiple jurisdictions and computes taxes at the subsidiary level prior to consolidation into U.S. GAAP reporting, management expects the new guidance will primarily affect the presentation and disaggregation of the income tax rate reconciliation and income taxes paid disclosures. The adoption of ASU 2023-09 is not expected to have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.

In November 2024, the FASB issued ASU 2024-03, Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40). The guidance is intended to improve the transparency of public business entities’ expense disclosures by requiring further disaggregation of the natural components of significant expense captions, such as cost of revenue, selling, general and administrative expenses, wages and benefits, depreciation, amortization, and other operating costs. The amendments are effective for annual periods beginning after December 15, 2026, and interim periods beginning after December 15, 2027. Early adoption is permitted.

Although the Company is not yet required to adopt the standard, management evaluated the impact of the new guidance in the context of its existing expense structure, which includes cost of revenue, selling, general and administrative expenses, and wages and benefits as separately presented captions in the consolidated statements of operations. Based on this evaluation, the Company does not expect the adoption of ASU 2024-03 to have a material impact on its consolidated financial statements or related disclosures, as the Company already presents its operating expenses in a manner largely consistent with the forthcoming requirements. The Company will continue to monitor the guidance and implement any additional disaggregation or disclosures as required upon the effective date.

Note 3. Going Concern

Management has evaluated whether there are conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the unaudited condensed consolidated financial statements are issued, in accordance with the guidance in ASC 205-40, Presentation of Financial Statements – Going Concern.

As of June 30, 2025, the Company had total assets of approximately $4.4 million, including cash and cash equivalents of $431,166. Current assets totaled $2.9 million compared with current liabilities of $2.6 million, resulting in a current ratio of approximately 1.14:1. The Company’s loan obligations are immaterial, and lease liabilities due within twelve months total approximately $63,000. The Company does not have significant long-term debt maturities within the evaluation period and is not in breach of any financial covenants.

For the six months ended June 30, 2025, the Company generated total revenues of approximately $6.5 million, compared to $18.4 million for the same period in 2024. The Company reported a net loss of $116,263 compared to net income of $656,147 for the prior period.

Management has implemented measures to strengthen the Company’s liquidity profile, including active monitoring of working capital, cost optimization initiatives, and maintaining access to external financing sources, though additional material financing is not anticipated to be required within the next twelve months.

Based on these factors, management has concluded that no conditions or events exist that raise substantial doubt about the Company’s ability to continue as a going concern within one year after issuance of these consolidated financial statements. Accordingly, the condensed consolidated financial statements have been prepared under the going concern basis of accounting.

Note 4. Property, Plant and Equipment, Net

Property, plant and equipment consist of the following:

	June 30,	December 31,
	2025	2024
Office equipment	$44,287	$32,045
Computers	696,653	607,980
Furniture and fixtures	143,805	127,845
Leasehold improvements	14,099	12,534
	898,844	780,404
Less : Accumulated depreciation	781,576	662,758
Property, plant and equipment, net	$117,268	$117,646

Depreciation expense was $26,871 and $29,443 for the six months ended June 30, 2025 and 2024, respectively.

Note 5. Intangible Assets

Intangible assets consist of the following:

	June 30,	December 31,
	2025	2024

Internally developed software	$3,114,654	$2,587,740
Computer software	42,064	37,396
Website	66,375	59,008
	3,223,093	2,684,144
Less : Accumulated amortization	2,345,759	1,896,425
Intangible assets, net	$877,334	$787,719

Amortization expense was $200,553 and $161,424 for the six months ended June 30, 2025 and 2024, respectively.

Capital work-in-progress for internally developed software not yet placed in service was $210,740 and $187,351, respectively. The change primarily reflects the impact of foreign currency translation.

Note 6. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	June 30,	December 31,
	2025	2024
Accrued cost of revenue	$498,931	$398,845
Accrued payroll and benefits	114,776	78,099
VAT and taxes payable	20,628	90,444
Other	65,609	78,367
Accrued expenses and other current liabilities	$699,944	$645,755

Note 7. Stockholder’s Equity

The Company is authorized to issue 1,300 ordinary shares with a par value of €1.00 each. As of June 30, 2025 and December 31, 2024, all 1,300 ordinary shares were issued and outstanding are wholly owned by the Company’s parent entity. For presentation in the unaudited condensed consolidated financial statements, share capital has been translated into U.S. dollars at historical rates.

Note 8. Segment and Geographic Information

The Company is focused on providing international messaging services, enterprise communications, and platform-based solutions, including SMS aggregation, enterprise A2P messaging, Viber instant messaging, SS7 platform access, and SaaS solutions. The Company also offers platform-as-a-service (“PaaS”) solutions through Arcus Technologies Ltd. The majority of the Group’s revenues and long-lived assets are attributable to its parent company, 42 Telecom Ltd, which serves as the principal operating entity within the Group.

The Company manages its business activities on a consolidated basis and operates in one reportable segment. This determination is consistent with the financial information that the Chief Executive Officer, the Group’s Chief Operating Decision Maker (“CODM”), regularly reviews for purposes of evaluating performance, allocating resources, setting incentive compensation, and planning and forecasting. The CODM utilizes gross margin, operating income (loss), and net income (loss) as primary performance measures. Significant segment expenses include cost of revenue, selling, general and administrative expenses, and wages and benefit, each of which is presented separately in the Company’s unaudited condensed consolidated statements of operations. Other segment items within net income (loss) include interest and other income (expense), net, and income tax expense.

For the six months ended June 30, 2025, revenues generated from Europe accounted for approximately 88% of total consolidated revenue, compared to 89% for the six months ended June 30, 2024. Revenues generated from Sweden accounted for approximately 12% of total consolidated revenue during the six months ended June 30, 2025, compared to 11% during the six months ended June 30, 2024. The United Kingdom operations did not generate material revenues in either period.

Substantially all of the Group’s long-lived assets, consisting primarily of property, plant and equipment as well as intangible assets, were located in Europe and held by 42 Telecom Ltd as of June 30, 2025 and December 31, 2024.

Note 9. Lease Obligation

On June 27, 2023, the Company entered into an office lease with Pater Holding Company Ltd. for premises located on the third and fourth floors of Hyundai Block, Valley Road, Msida, Malta. The lease commenced upon handover on July 24, 2023 and has a contractual term of five years, of which the first two years are non-cancellable and the remaining three years may be terminated by the Company with two months’ notice. Annual base rent is €60,000 plus VAT, payable quarterly in advance.

Lease costs are included on the unaudited condensed consolidated statements of operations as selling, general and administrative expenses.

The following is the summary of operating lease assets and liabilities:

	June 30,	December 31,
	2025	2024
Operating Leases
Right-of-use assets	$198,608	$203,751

Operating lease liability, current portion	63,624	55,390
Operating lease liability, net of current portion	134,984	148,361
Total lease liabilities	$198,608	$203,751

The operating lease costs totaled $33,128 and $32,577 for the six months ended June 30, 2025 and 2024, respectively.

The following is the summary of future minimum payments as of:

June 30, 2025
2025	$35,148
2026	70,296
2027	70,296
2028	35,148
Total lease payments	210,888
Less : imputed interest	(12,280)
Total	$198,608

Note 10. Loan Payable

As of June 30, 2025 and December 31, 2024 the Company had an outstanding loan payable balance of $936 and $806. The change in balance year-over-year primarily reflects foreign currency translation adjustments.

Note 11. Related Party Transactions

The Company enters into transactions with entities under common ownership and/or management control. These transactions primarily relate to revenues earned from service arrangements and expenses incurred under management and financing agreements. Related party balances as of June 30, 2025 and December 31, 2024 and transactions for the six months ended June 30, 2025 and 2024 are summarized in the table below.

The Company had the following outstanding balances with related parties as of June 30, 2025 and December 31, 2024:

	Nature of	June 30,	December 31,
	Relationship	2025	2024
Accounts receivable - Mexedia SpA and Mexedia DAC	Common ownership and management	$355,631	$983,286
Accounts payable - Mexedia SpA and Mexedia DAC	Common ownership and management	$32,350	$556,447
Accounts payable - Heritage Ventures Ltd	Parent entity	$278,838	$31,808

The Company had the following related party transactions for the six months ended June 30, 2025 and 2024:

		Six Months Ended June 30,
		2025	2024
Revenue from Mexedia SpA and Mexedia DAC	Common ownership and management	$123,274	$8,792,863

Note 12. Commitments and Contingencies

From time to time, the Company may be involved in legal proceedings, claims, and regulatory matters arising in the normal course of business. While the outcome of such matters cannot be predicted with certainty, management does not believe that the resolution of any currently pending or threatened proceedings will have a material adverse effect on the Company’s business, financial condition, or results of operations.

Lease

Refer to Note 9 for the Company’s lease obligation.

Note 13. Subsequent Events

The Group evaluated subsequent events through October 15, 2025, the date the unaudited condensed consolidated financial statements were available to be issued.

Acquisition by Spectral Capital Corporation

On August 1, 2025, Spectral Capital Corporation (“Spectral”), a Delaware corporation, completed the acquisition of 42 Telecom Ltd pursuant to a Definitive Share Exchange Agreement dated July 15, 2025. As consideration, Spectral issued 8,000,000 shares of its common stock and placed an additional 8,000,000 shares in escrow, subject to performance and earn-out conditions. The acquisition was executed upon satisfaction of closing conditions, including a Closing Certificate confirming the transfer. This event represents a change in control and is disclosed as a non-adjusting subsequent event.

No other material events occurred subsequent to June 30, 2025, that require adjustment to or further disclosure in the unaudited condensed consolidated financial statements.